Schedule 13 G



Item 1    (a)  Mark Centers Trust
          (b)  P.O. Box 1679
               600 Third Avenue
               Kingston, Pennsylvania  18704-1679


Item 2    (a)  Corbyn Investment Management, Inc., et al.
          (b)  Suite 108
               2330 W. Joppa Road
               Lutherville, Maryland  21093
          (c)  Incorporated in the State of Maryland
          (d)  Common Stock
          (e)  570382 10 1


Item 3    (h)  The filer is a group consisting of an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940 and an Investment Company registered under Section 8 of the Investment Company Act.


Item 4    (a)  1,100,693 common shares
          (b)  12.88%
          (c) (i) Sole power to vote or direct the vote of all 1,100,693 shares. (iii) Sole power to dispose of or direct the disposition of all 1,100,693 shares.


Item 5    N/A


Item 6    N/A


Item 7    N/A


Item 8    (a)  The group consists of an Investment Adviser registered under
               Section 203 of the Investment Advisers Act of 1940 (IA) and an Investment Company registered under Section 8 of the Investment Company Act (IV).


Item 9    N/A

                               Schedule 13 G




Item 1     (a)  Mark Centers Trust
           (b)  P.O. Box 1679
                600 Third Avenue
                Kingston, Pennsylvania  18704-1679


Item 2     (a)  Corbyn Investment Management, Inc.
           (b)  Suite 108
                2330 W. Joppa Road
                Lutherville, Maryland  21093
           (c)  Incorporated in the State of Maryland
           (d)  Common Stock
           (e)  570382 10 1


Item 3     (e)  The filer is an Investment Adviser registered under
                Section 203 of the Investment Advisers Act of 1940.


Item 4     (a)  805,693 common shares
           (b)  9.43%
           (c) (i) Sole power to vote or direct the vote of all 805,693 shares (iii) Sole power to dispose of or direct the disposition of all 805,693 shares


Item 5    N/A


Item 6    N/A


Item 7    N/A


Item 8    N/A


Item 9    N/A

                               Schedule 13 G




Item 1    (a)  Mark Centers Trust
          (b)  P.O. Box 1679
               600 Third Avenue
               Kingston, Pennsylvania  18704-1679


Item 2    (a)  Greenspring Fund, Inc.
          (b)  Suite 110
               2330 W. Joppa Road
               Lutherville, Maryland  21093
          (c)  Incorporated in the State of Maryland
          (d)  Common Stock
          (e)  570382 10 1


Item 3    (d)  The filer is an Investment Company registered under Section 8 of the Investment Company Act.


Item 4    (a)  295,000 common shares
          (b)  3.45%
          (c) (i) Sole power to vote or direct the vote of all 295,000 shares (iii) Sole power to dispose of or direct the disposition of all 295,000 shares


Item 5    N/A


Item 6    N/A


Item 7    N/A


Item 8    N/A


Item 9    N/A


Item 10 By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:  February 18, 1997



Signature:  Charles vK Carlson, President



Name/Title:  Charles vK. Carlson, President

CUSIP No.  570382101     13G


1.  Name of Reporting Person
    SS Identification No. of Above Person

    Corbyn Investment Management, Inc. et al n/a

2.  Check The Appropriate Box If A Member Of A Control Group (a) [x]
                               (b) [ ]

3.  SEC Use Only

4.  Citizenship or Place of Organization

    Suite 108  2330 W. Joppa Rd.
    Lutherville, MD  21093

Number of Shares Beneficially Owned By Each Reporting Person With:

5.  Sole Voting Power
    1,100,693

6.  Shared Voting Power

7.  Sole Dispositive Power
    1,100,693

8.  Shared Dispositive Power


9.  Aggregate Amount Beneficially Owned By Each Reporting Person
    1,100,693

10. Check Box if the Aggregate Amount in Row (9) Excludes
    Certain Shares [ ]

11. Percent Of Class Represented By Amount In Row 9
    12.88%

12. Type Of Reporting Person
    00- Group Consisting of IA and IV

CUSIP No.  570382101     13G


1.  Name of Reporting Person
    SS Identification No. of Above Person

    Corbyn Investment Management, Inc.
    52-0964322

2.  Check The Appropriate Box If A Member Of A Control Group (a) [x]
                               (b) [ ]

3.  SEC Use Only

4.  Citizenship or Place of Organization

    Suite 108  2330 W. Joppa Rd.
    Lutherville, MD  21093

Number of Shares Beneficially Owned By Each Reporting Person With:

5.  Sole Voting Power
    805,693

6.  Shared Voting Power

7.  Sole Dispositive Power
    805,693

8.  Shared Dispositive Power

9.  Aggregate Amount Beneficially Owned By Each Reporting Person
    805,693

10. Check Box if the Aggregate Amount in Row (9) Excludes
    Certain Shares [ ]

11. Percent Of Class Represented By Amount In Row 9
    9.43%

12. Type Of Reporting Person
    IA

CUSIP No.  570382101     13G


1.  Name of Reporting Person
    SS Identification No. of Above Person

    Greenspring Fund, Inc.
    52-1267740

2.  Check The Appropriate Box If A Member Of A Control Group (a) [x]
                               (b) [ ]

3.  SEC Use Only

4.  Citizenship or Place of Organization

    Suite 110  2330 W. Joppa Rd.
    Lutherville, MD  21093

Number of Shares Beneficially Owned By Each Reporting Person With

5.  Sole Voting Power
    295,000

6.  Shared Voting Power

7.  Sole Dispositive Power
    295,000

8.  Shared Dispositive Power


9.  Aggregate Amount Beneficially Owned By Each Reporting Person
    295,000

10. Check Box if the Aggregate Amount in Row (9) Excludes
    Certain Shares [ ]

11. Percent Of Class Represented By Amount In Row 9
    3.45%

12. Type Of Reporting Person
    IV